Exhibit 5.1

November 25, 2024

BioXcel Therapeutics, Inc.

555 Long Wharf Drive

New Haven, CT 06511

Re:	Prospectus Supplement to Registration Statement on Form S-3 (File No. 333-275261)

Ladies and Gentlemen:

We have acted as counsel to BioXcel Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with (i) preparing and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of (a) a Registration Statement on Form S-3 (File No. 333-275261) (such registration statement as amended or supplemented from time to time, the “Registration Statement”), declared effective on November 13, 2023, and the prospectus of the Company included in the Registration Statement (the “Base Prospectus”) and (b) a prospectus supplement to the Base Prospectus, dated as of November 22, 2024 (the “Prospectus Supplement”), pertaining to the issuance and sale by the Company of up to (a) 5,600,000 shares (the “Offered Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (b) pre-funded warrants to purchase 9,000,000 shares of Common Stock with an exercise price of $0.001 per share (“Pre-Funded Warrants”), (c) warrants to purchase 14,600,000 shares of Common Stock with an exercise price of $0.48 per share (together with the Pre-Funded Warrants, the “Warrants”), and (d) the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares,” and together with the Offered Shares and Warrants, the “Offered Securities”), in a public offering and (ii) the Underwriting Agreement, dated as of November 22, 2024 (the “Underwriting Agreement”), between the Company and Canaccord Genuity LLC, as representative of the several Underwriters named therein.

For the purpose of rendering this opinion, we examined originals or copies of such documents as we deemed relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we have assumed that the Offered Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, the Base Prospectus, the Prospectus Supplement, including all supplements and amendments thereto, and the Underwriting Agreement.

Our opinion is limited solely to matters set forth herein. The law covered by the opinions expressed herein is limited to New York law applicable to contracts and the Delaware General Corporation Law. We are not admitted to practice in the State of Delaware and, with respect to the opinions set forth below, insofar as they relate to any Delaware law, we have limited our review to standard compilations available to us of the Delaware General Corporation Law which we have assumed to be accurate and complete, and have not reviewed case law. We are not rendering any opinion with respect to federal law, including federal securities laws, or state blue sky securities laws.

Honigman LLP • 650 Trade Centre Way • Suite 200 • Kalamazoo, Michigan 49002-0402

BioXcel Therapeutics, Inc.

November 25, 2024

With regard to our opinions concerning the Warrants constituting valid and binding obligations of the Company:

A.	Our opinions are subject to, and may be limited by, (i) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, voidable transaction, fraudulent conveyance, debtor and creditor, and other laws which relate to or affect creditors’ rights generally, and (ii) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

B.	Our opinions are subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

C.	We express no opinion as to any provision of the Warrants that: (i) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (ii) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (iii) restricts non-written modifications and waivers, (iv) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (v) relates to exclusivity, election or accumulation of rights or remedies, (vi) authorizes or validates conclusive or discretionary determinations, or (vii) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

D.	We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Warrants.

Based on the foregoing and upon our examination of such documents and other matters as we deem relevant, we are of the opinion that:

1.	The Offered Shares covered by the Registration Statement and the Prospectus Supplement have been duly authorized by the Company and, when issued, sold, and delivered by the Company in accordance with, and as described in, the Registration Statement and the Prospectus Supplement and in the manner set forth in the Underwriting Agreement, against payment therefor, will be validly issued, fully paid and non-assessable.

2.	The Warrant Shares, when they are issued, sold and delivered by the Company and the Warrants are validly exercised as described in the Registration Statement and the Prospectus Supplement and in the manner set forth in the Underwriting Agreement and the Warrants, against payment therefor, will be validly issued, fully paid and non-assessable.

3.	When the Warrants have been issued, sold, duly executed and delivered by the Company as described in the Registration Statement and the Prospectus Supplement, and in the manner set forth in the Underwriting Agreement, against payment therefor, such Warrants will constitute binding obligations of the Company.

Honigman LLP • 650 Trade Centre Way • Suite 200 • Kalamazoo, Michigan 49002-0402

BioXcel Therapeutics, Inc.

November 25, 2024

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Honigman LLP

Honigman LLP

Honigman LLP • 650 Trade Centre Way • Suite 200 • Kalamazoo, Michigan 49002-0402